Exhibit 10.2

Loan Number: 1012903 Term Loan CUSIP Number: 25537JAK3

CREDIT AGREEMENT

Dated as of January 11, 2019

by and among

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP,

a Delaware limited partnership,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.5.,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

and

REGIONS CAPITAL MARKETS,

as Joint Lead Arrangers
and
Bookrunners,

REGIONS BANK,

as Syndication Agent,

CAPITAL ONE, NATIONAL ASSOCIATION

as Documentation Agent

i

ii

iii

THIS CREDIT AGREEMENT (this “Agreement”) dated as of January 11, 2019 by and among BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.5. (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers and Bookrunners (in such capacities, the “Arranger”), REGIONS BANK, as Syndication Agent (the “Syndication Agent”) and CAPITAL ONE, NATIONAL ASSOCIATION, as Documentation Agent (the “Documentation Agent”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a credit facility in the initial amount of $200,000,000.00, which will consist of a $200,000,000.00 term loan facility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1.                                Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Additional Costs” has the meaning given that term in Section 5.1.(b).

“Adjusted EBITDA” means Consolidated EBITDA less, with respect to Properties owned by the Consolidated Group, the Capital Expenditure Reserve, and less, with respect to Properties owned by Unconsolidated Affiliates, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternative Value” means, for any Property, (i) during the period beginning on the date (if any) that such Property first became classified as a Lease-Up Property and ending on the last day of the 8th full fiscal quarter beginning thereafter, the then Estimated Fair Market Value for such Property or the Consolidated Group Pro Rata Share of the then Estimated Fair Market Value for such Property if owned by an Unconsolidated Affiliate, (ii) during the period beginning on the first day after the period described in clause (i) above ends and ending on the last day of the 4th full fiscal quarter beginning thereafter, 95% of the then Estimated Fair Market Value for such Property or the Consolidated Group Pro Rata Share of the then Estimated Fair Market Value for such Property if owned by an Unconsolidated Affiliate, and (iii) beginning on the first day after the period described in clause (ii) above ends and thereafter, 90% of the then Estimated Fair Market Value for such Property or the Consolidated Group Pro Rata Share of the then Estimated Fair Market Value for such Property if owned by an Unconsolidated Affiliate.  Notwithstanding the foregoing, if on any date of calculation of Alternative Value for any Property, the requirements relating to the appraisal for such Property as set forth in the definition of Estimated Fair Market Value are not satisfied, then the Alternate Value of such Property shall be determined by capping Net Operating Income or Unencumbered Property NOI, as applicable, as set forth in clause (ii) of the definitions of Property Value and Unencumbered Property Value, as the case may be.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means, as to any Person, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, in each case to the extent binding on such Person or to which such Person is subject.

“Applicable Margin”  means the percentage rate set forth in the table below corresponding to the level (each a “Level”), determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.3.  Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.3 provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Requisite Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is actually delivered. As of the Agreement Date, the Applicable Margin is determined based on Level 3.

Leverage Based Pricing Grid

Level	Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	Less than 40%	1.25%	0.25%
2	Equal to or greater 40% but less than 45%	1.30%	0.30%

3	Equal to or greater 45% but less than 50%	1.40%	0.40%
4	Equal to or greater 50% but less than 55%	1.50%	0.50%
5	Equal to or greater 55% but less than 60%	1.80%	0.80%
6	Equal to or greater than 60%	2.05%	1.05%

If either the Borrower or the Trust has received two (2) Investment Grade Ratings, the Borrower shall have a one-time option to make an election to the effect that the Applicable Margin shall be the rate set forth in the tables below corresponding to the level (each a “Level”) into which the Investment Grade Ratings then fall by sending written irrevocable notice to the Administrative Agent that either the Borrower or the Trust has received two (2) such Investment Grade Ratings.

Ratings Based Pricing Grid

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3 (or equivalent) or better	0.85%	0.00%
2	BBB+/Baa1 (or equivalent)	0.90%	0.00%
3	BBB/Baa2 (or equivalent)	1.00%	0.00%
4	BBB-/Baa3 (or equivalent)	1.25%	0.25%
5	Lower than BBB-/Baa3 (or equivalent)	1.65%	0.65%

Initially, the Applicable Margin shall be determined based upon the debt rating specified in the certificate delivered at the time the Borrower elects the Ratings Based Pricing Grid.

Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the debt rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If at any time when the Borrower or Trust, as applicable, has only two (2) debt ratings, and such debt ratings are split, then: (A) if the difference between such debt ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the higher of the debt ratings were used; and (B) if the difference between such debt ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Applicable Margin shall be the rate per annum that would be applicable if the ratings category one category below the higher debt rating were used. If at any time when the Borrower or Trust, as applicable, has three (3) debt ratings, and such debt ratings are split, then: (A) if the difference between the highest and the lowest such debt ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the debt ratings were used; and (B) if the difference between such debt ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest debt ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest debt rating of the three were used.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.2(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Asset Under Development” means any Property (a) for which the Consolidated Group is actively pursuing construction, major renovation, or expansion of such Property or (b) for which no construction has commenced but all necessary entitlements (excluding foundation, building and similar permits) have been obtained in order to allow the Consolidated Group to commence constructing improvements on such Property.  Notwithstanding the foregoing, tenant improvements in a previously constructed Property shall not be considered an Asset Under Development and, with respect to any existing Property, only the major renovation or expansion portion of such Property shall be considered an Asset Under Development.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Trust, the Borrower and its Subsidiaries, including the notes thereto.  From and after the Closing, Audited Financial Statements shall mean the most recent Audited Financial Statements delivered pursuant to Section 9.2.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means a Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May, 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.2.(c).

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Los Angeles, California and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Expenditure Reserve” means (i) $0.10 per square foot of leasable space (as annualized for the applicable ownership period) for industrial Properties, (ii) $0.15 per square foot of leasable space (as annualized for the applicable ownership period) for retail Properties, (iii) $0.25 per square foot of leasable space (as annualized for the applicable ownership period) for office Properties and (iv) $200 per unit (as annualized for the applicable ownership period) for multifamily Properties.

“Capitalization Rate” means (i) 6.00% for industrial properties, (ii) 6.75% for retail properties, (iii) 7.0% for single-tenant triple net office properties (not described in (vii) below), (iv) 7.50% for multi-tenant suburban office properties, (v) 6.75% for multi-tenant non-suburban office properties, (vi) 6.00% for multifamily properties, (vii) 6.0% for CBD office in San Francisco, CA, New York, NY, Boston, MA, Chicago, IL, and Washington, D.C., and (viii) a rate agreed upon by Borrower and the Required Lenders for any other property type.  The Parties agree that the project known as “3 Second Street” f/k/a Harborside Plaza X and located in Jersey City, New Jersey, shall be considered a multi-tenant non-suburban office property under (v) above;  and that with respect to all other Properties, the determination of the Property type shall be subject to approval by the Administrative Agent in its reasonable discretion.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Notwithstanding anything to the contrary contained in Section 1.2 or in this definition of “Capitalized Lease Obligations,” in the event of an accounting change requiring certain leases to be capitalized, only those leases that would have otherwise constituted capital leases in conformity with GAAP as of December 31, 2018, shall be considered capital leases.

“Cash Equivalents” means  as of any date:

(i)                                     securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)                                  mutual funds organized under the Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)                               certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)                              certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)                                 bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)                              repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by United States Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)                           short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)                        commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change of Control” means the occurrence of any one of the following events (other than events permitted under Section 10.4):

(a)                                 during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of Trust (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of Trust was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;

(b)                                 any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Trust equal to at least thirty percent (30%);

(c)                                  Trust consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which Trust is the continuing or surviving entity); or

(d)                                 Trust fails to own, directly or indirectly, fifty-one percent (51%) of the Ownership Interests of Borrower and be the sole general partner of Borrower.

“Commitment” means, as to a Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service” means, for any period, without duplication, (a) Recurring Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Unconsolidated Affiliate on Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments with respect to any such indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) taken into account in calculating Recurring Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Unconsolidated Affiliate.

“Consolidated EBITDA” means Consolidated Net Income plus (a) adjustments for straight line rent if not otherwise included in Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income, (i) interest expense, (ii) expense for taxes paid or accrued,

(iii) depreciation, (iv) amortization, (v) impairment charges, (vi) amounts deducted as a result of the application of FAS 141 as it pertains to above-market rents, (vii) non-cash expenses related to employee and trustee stock and stock option plans, (viii) non-recurring financing, acquisition and disposition related fees and costs and (ix) extraordinary losses incurred other than in the ordinary course of business, minus (c) to the extent included in Consolidated Net Income, (i) amounts added as a result of the application of FAS 141 as it pertains to below-market rents and (ii) extraordinary or non-recurring gains realized other than in the ordinary course of business.  For the avoidance of doubt, Consolidated EBITDA shall not include gains and losses from asset sales.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Adjusted EBITDA to Fixed Charges.

“Consolidated Group” shall mean the Trust, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” shall mean, with respect to any Unconsolidated Affiliate, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate, without duplication.

“Consolidated Leverage Ratio” means, at any date of determination, the sum of Total Indebtedness as of such date plus the Master Lease Obligations as of such date divided by Total Asset Value as of such date, expressed as a percentage.

“Consolidated Net Income” shall mean, for any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Unconsolidated Affiliates for such period, in each case determined in accordance with GAAP (provided, however, that lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition).

“Consolidated Tangible Net Worth” means, at any time, total assets (excluding accumulated depreciation and amortization and excluding intangible assets) of the Consolidated Group minus total liabilities of the Consolidated Group, calculated in accordance with GAAP. However, for the purpose of this calculation, intangible assets resulting from the application of FAS 141 shall not be excluded from Consolidated Tangible Net Worth.

“Continue”, “Continuation and “Continued” each refer to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Event” means any of the following:  (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, or (c) the Continuation of a LIBOR Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person, or if no such rating exists, the rating assigned by a Rating Agency to such Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 6.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Disposition” or “Dispose” means the sale, transfer, assignment, contribution, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived by all of the Lenders, which date shall be confirmed by Administrative Agent upon request of Borrower.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.5.(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5.(b)(iii)).

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of a Property by Borrower or a Subsidiary, which cash proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), and no portion of which cash proceeds the Borrower or any Subsidiary has the right to receive, pledge, borrow or otherwise obtain the benefits of until the earlier of (i) such time as provided under Regulation Section 1.1031(k)-1(g)(6) and the applicable “exchange agreement” or (ii) such exchange is terminated in accordance with the “exchange agreement” and the Regulations.  Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.  Terms in quotations in this definition shall have the meanings ascribed to such terms in the Regulations.

“Environmental Laws” means any Laws relating to environmental protection or the manufacture, storage, remediation, disposal or clean up of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.;

Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Estimated Fair Market Value” for any Property means, as of the date of any calculation of Alternative Value with respect to such Property, the most recent estimated “as-is” fair market value for such Property as determined by Altus Group or other third party valuation firm engaged by the Borrower or applicable member of the Consolidated Group, but only if a full appraisal report is performed by Altus Group or such other third party valuation firm not less than once in any calendar year.  For the avoidance of doubt, Estimated Fair Market Value may be updated periodically in between the “as of” dates of any full appraisal report provided by Altus Group or such other third party valuation firm to reflect changes in market conditions and/or leasing activity since the date the last full appraisal was performed.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Beneficial Interest” means a beneficial interest in a Delaware statutory trust that owns Exchange Property.

“Exchange Debt Investments” means purchase money financing provided to an Exchange Property Investor in connection with the Exchange Program, secured by the Exchange Beneficial Interests or tenant in common interest of the Exchange Property Investor.

“Exchange Depositor” means each Subsidiary that is the depositor under a Delaware statutory trust that is part of the Exchange Program.

“Exchange Fee Titleholder” means the entity which is the owner of a Property pursuant to an exchange that qualifies, qualified, or is intended to qualify, as a reverse exchange under Section 1031 of the Code, which Property is master leased to a Subsidiary of Borrower during the period before the exchange is either completed or fails.

“Exchange Program” means the program whereby Affiliates of Borrower will cause (a)(i) the formation of a Delaware statutory trust which will receive contributions of Properties from the Borrower or an Affiliate of the Borrower or acquire Properties from third parties, in each case which Properties will become Exchange Properties upon addition to the Exchange Program, and (ii) the sale of beneficial ownership interests in such Delaware statutory trust to Exchange Property Investors or (b) the sale of tenant in common interests in Properties owned by the Borrower or an Affiliate of the Borrower to Exchange Property Investors, and in each case will master lease such Properties to an Affiliate of Borrower (which master leases may be guaranteed by Borrower or the Trust).

“Exchange Property” means a Property owned directly or indirectly by a Delaware statutory trust or TIC Owners in connection with the Exchange Program, provided that any such Property shall constitute an Exchange Property only so long as it is master leased to an Affiliate of Borrower which master lease may be guaranteed by Borrower and the Trust.

“Exchange Property Investor” means any owner of an Exchange Beneficial Interest or owners of tenant in common interests in Properties (“TIC Owners”).

“Exchange Property Master Lease” means a Master Lease pursuant to which an Exchange Property is master leased by an Affiliate of Borrower.

“Exchange Property Owner” means the Delaware statutory trust or TIC Owners owning directly or indirectly an Exchange Property.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise or similar Taxes, and branch profits or similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loans” means the Term Loans listed on Schedule 2.1(a).

“FAS 141” means Statement No. 141 issued by the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.  If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means that certain fee letter dated as of November 26, 2018, by and between the Borrower and the Administrative Agent and Wells Fargo Securities, LLC and that certain fee letter dated December 17, 2018, between Borrower and Syndication Agent and Regions Capital Markets.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Financeable Ground Lease” means, except as otherwise approved by the Requisite Lenders, a ground lease that provides reasonable and customary protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things, (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the Effective Date, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions reasonably acceptable to Administrative Agent, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (f) that insurance proceeds and condemnation awards (from leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

“First Mortgage Investments” means any loan or advance from any member of the Consolidated Group to the First Mortgage Investment Mortgagor secured by any real estate owned by the First Mortgage Investment Mortgagor  (or any related party) and secured by a first priority mortgage or deed of trust or similar security instrument in favor of the applicable lender.

“First Mortgage Investment Mortgagor” means the mortgagor of the property financed by the First Mortgage Investment.

“Fitch” means Fitch, Inc. and its successors.

“Fixed Charges” means, for any period, the sum of (i) Consolidated Debt Service and (ii) all dividends actually paid on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group (including dividends actually paid to Unconsolidated Affiliates but excluding dividends paid to members of the Consolidated Group).

“FMV Option” means, for each Exchange Property, the option, but not the obligation, of the Borrower to, directly or indirectly, purchase such Exchange Property or the Exchange Beneficial Interests relating to such Exchange Property at fair market value at any time (i) beginning on the first to occur of (A) the last day of the 24th month following the final closing of the sale of Exchange Beneficial Interests or tenant in common interests, as applicable, and (B) the last day of the 48th month following the date the Exchange Property Owner enters into the Exchange Property Master Lease (such earlier date is the “FMV Option Start Date”) and (ii) expiring on the last day of the 12th month following the FMV Option Start Date.  The consideration for any such purchase shall be the issuance of units in the Borrower.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses issued and required by all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law or any arbitrator with authority to bind a party at law.

“Guarantee Obligations” means, without duplication, any obligation of such Person guaranteeing (the “guaranteeing person”) or having the economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations payable or performable by another Person (including, without limitation, any bank under any letter of credit)  (the “primary obligor”) then payable or performable in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligations of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligations (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligations), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, the Trust, all Subsidiary Guarantors and all Investor Guarantors.

“Guaranty” means collectively the guaranty from the Trust, and any Subsidiary Guaranty substantially in the forms of Exhibit C-1 and Exhibit C-2, respectively, and any Investor Guaranty, each made in favor of the Administrative Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument and constitutes indebtedness for the purposes of GAAP, (d) all Capitalized Lease Obligations, (e) all Guarantee Obligations of such Person in respect of Indebtedness of another Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (f) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, but excluding the underlying obligation for which the letter of credit is being provided, if duplicative; and (g) all currently payable obligations of such Person with respect to any Swap Contracts.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (excluding customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs). Notwithstanding the foregoing, Indebtedness shall not include (a) any liability under an Exchange Property Master Lease (including any guaranty thereof by the Trust or the Borrower) that would otherwise constitute indebtedness for the purposes of GAAP, or (b) any Indebtedness associated with or attributed to an Exchange Property, other than the Consolidated Group’s pro rata share (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are owned by the Consolidated Group) of such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  In addition to such periods, the Borrower may request Interest Periods for LIBOR Loans having durations of at least 7, but not more than 30, days no more than ten times during any 12-month period beginning during the term of this Agreement but only in anticipation of (i) the Borrower’s prepayment of such LIBOR Loans from equity or debt offerings, financings or proceeds resulting from the sale or other disposition of major assets of the Borrower or any of its Subsidiaries or (ii) changes in the amount of the Lenders’ Commitments associated with a modification of this Agreement.

Notwithstanding the foregoing:  (i) if any Interest Period for a Term Loan would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, without duplication, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Grade Rating” means a credit rating of BBB-/Baa3 (or the equivalent) or higher from Fitch, Inc., Moody’s or S&P.

“Investor Guarantor” means any shareholders, members, partners or Affiliates of Borrower or the Trust that are a party to the Investor Guaranty.

“Investor Guaranty” means a guaranty which may be executed and delivered by one or more Investor Guarantors in accordance with Section 8.14, in a form approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned, as the same may be amended, supplemented or otherwise modified from time to time.

“IP Rights” has the meaning given that term in Section 7.1.(q).

“Laws” means all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease-Up Property” means, as of any date, any Property (other than an Asset Under Development or a hotel) with an economic occupancy rate of less than eighty percent (80%) as of the last day of the most recently completed fiscal quarter.  Once a Property becomes a Lease-Up Property, it will continue to be a Lease-Up Property until the applicable Lease-Up Termination Date.

“Lease-Up Termination Date” means, with respect to any Lease-Up Property, the later of (1) the date that such Property’s economic occupancy exceeds 80% and (2) eight calendar quarters after such Property became a Lease-Up Property.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”) (or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Eurodollar Reserve Percentage.  If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.  If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“LIBOR Loan” means a Term Loan (or any portion thereof) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day.  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, the Fee Letters and each other document or instrument now or hereafter executed and delivered by a Loan Party to evidence, govern or secure a Loan.

“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.  Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Master Lease Obligations” means, as of any date of determination, the sum of all remaining obligations of the Consolidated Group, determined on a consolidated basis, to pay rent under all  Exchange Property Master Leases, which such obligations shall be determined with respect to each Exchange Property Master Lease (a) commencing on the date of the first sale of an Exchange Beneficial Interest in the applicable Exchange Property Owner to an Exchange Property Investor and (b) ending on (i) if the expiration of the FMV Option with respect to the Exchange Property that is the subject of such Exchange Property Master Lease is not yet known, the date that is five years after the date of the commencement of the applicable Exchange Property Master Lease with respect to such Exchange Property, or (ii) if the expiration of the FMV Option with respect to the Exchange Property that is the subject of such Exchange Property Master Lease is known, the date of the expiration of the applicable FMV Option with respect to such Exchange Property.

“Material Acquisition” means the acquisition of assets with a total cost that is more than ten percent (10%) of the Total Asset Value based on the most recent Compliance Certificate submitted prior to such acquisition.

“Material Adverse Effect” means a material adverse effect on (i) the business, property or financial condition of the Consolidated Group (collectively taken as a whole), (ii) the ability of the Borrower or the Trust to perform its material obligations under the Loan Documents to which it is a party, (iii) the ability of the Loan Parties collectively taken as a whole to perform their material obligations under the Loan Documents, or (iv) the validity or enforceability of any of the material provisions of Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 for Recourse Indebtedness and $125,000,000 for all other Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Contracts at any time shall be the aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Net Operating Income” means, with respect to any Property for any period, (i) revenues therefrom (including, without limitation, expense reimbursement, loss of rent income and lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid) calculated, in each case, in accordance with GAAP but excluding the effects of FAS 141, less (ii) the costs of operating and maintaining such Property, including, without limitation, real estate taxes, insurance, repairs, maintenance, actual property management fees paid to third parties or charged internally at a market rate and bad debt expense but excluding depreciation, amortization, interest expense, tenant improvements, leasing commissions, and capital expenditures, calculated, in each case, in accordance with GAAP.  For such Properties owned for less than one full quarter, the Net Operating Income for such full quarter shall be determined on a proforma basis based on performance during such partial quarter, grossed up for the full calculation period, which performance information may be derived from information provided by the prior owner of such Property for that portion of such partial quarter prior to the acquisition of such Property, or if such information is not reasonably available, based on in place Net Operating Income.

“Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.6 and (ii) has been approved by the Requisite Lenders.

“Note” means a Term Note.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt Investments” means investments in debt instruments other than First Mortgage Investments and Exchange Debt Investments, including but not limited to mezzanine loans and B notes.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.).

“Outstanding Amount” means with respect to Term Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, occurring on such date.

“Participant” has the meaning given that term in Section 13.5.(d).

“Participant Register” has the meaning given that term in Section 13.5.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by the Borrower and/or any ERISA Affiliate or (b) with respect to which the Borrower or any ERISA Affiliate has or has had any liability within the preceding six years.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by Law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with terms of this Agreement;

(b)                                 landlords’, operators’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, are being contested in good faith and by appropriate proceedings or for which a bond in the full amount thereof has been posted;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 11.1;

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)                                  Liens in existence on the date hereof, and extensions, renewals and replacements of such Liens, as long as such extension, renewal and replacement Liens do not spread to any property other than property encumbered by such Liens on the date hereof;

(h)                                 Liens on Properties first acquired by Borrower or a Subsidiary after the date hereof and which are in place at the time such Properties are so acquired;

(i)                                     Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC;

(j)                                    assignments of past due receivables for collection purposes only;

(k)                                 leases or subleases granted in the ordinary course of business;

(l)                                     additional Liens on property or assets securing additional obligations not to exceed, in the aggregate, $3,000,000 at any time outstanding;

(m)                             Liens arising in connection with any Indebtedness permitted hereunder;

(n)                                 Liens of any Subsidiary in favor of the Borrower or any of the other Loan Parties; and

(o)                                 any netting or set-off right under any swap agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Post-Default Rate” means, when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Post-Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 600 South 4th St., 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Term Loans owing to such Lender as of such date, to (B) the sum of the aggregate unpaid principal amount of all outstanding Term Loans of all Lenders as of such date.

“Property” means any real estate owned by the Borrower, any of the Guarantors, any Subsidiary, any Unconsolidated Affiliate, any Exchange Fee Titleholder or any Exchange Property Owner, and operated or intended to be operated as an investment property.

“Property Investment Value” means, at any time with respect to any Property in which a Person has a direct or indirect ownership interest, the undepreciated book value of such interest determined in accordance with GAAP.

“Property Value” means for a Property:  (i) with respect to any Property owned directly or indirectly by the Borrower, any Exchange Property Owner or any Exchange Fee Titleholder collectively for less than eight full fiscal quarters, the current Property Investment Value of such Property; and (ii) with respect to any Property owned directly or indirectly by the Borrower, any Exchange Property Owner or any Exchange Fee Titleholder collectively for eight or more full fiscal quarters, the greater of (a) the Net Operating Income for such Property for the most recently completed fiscal quarter annualized divided by the applicable Capitalization Rate and (b) zero.  A Property contributed to a joint venture by the Borrower, or any Subsidiary shall be deemed to have been owned by such joint venture from the date of such contribution and any Property acquired by the Borrower, or any Subsidiary from an affiliated joint venture shall be deemed to have been acquired by such Borrower, or any Subsidiary on the date of such acquisition from such joint venture.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recipient” means (a) the Administrative Agent, and (b) any Lender.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Recurring Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period, plus (b) the applicable Consolidated Group Pro Rata Share of any interest (without duplication, whether accrued, paid or capitalized) on Indebtedness actually payable by Unconsolidated Affiliates during such period, whether recourse or non-recourse, but excluding amortized financing related expenses.

“Register” has the meaning given that term in Section 13.5.(c).

“Regulatory Change” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including without limitation Regulation D) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers and employees.

“Replacement Rate” has the meaning given that term in Section 5.2(b).

“Requisite Lenders” means, as of any date, Lenders having more than 50% of the outstanding Term Loans on such date; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Responsible Officer” means the Managing Director, Chief Executive Officer; Managing Director, President; Managing Director, Chief Financial Officer & Treasurer; or  Senior Vice President, Debt Capital Markets of a Loan Party, or such other Persons proposed by the Trust and reasonably approved by Administrative Agent in writing.

“Restricted Payment” means any cash dividend, cash distribution or other cash payment with respect to any equity interests in the Borrower or any Subsidiary, excluding (i) any dividend, distribution or other payment by a member of the Consolidated Group to another member of the Consolidated Group (including in connection with the issuance of equity interests), (ii) any redemption of equity interests by a member of the Consolidated Group (including pursuant to a share buyback program); (iii) any distribution or other payment by an Unconsolidated Affiliate to a member of the Consolidated Group (including promote payments in connection with development joint ventures and regular distributions of cash flow from Unconsolidated Affiliates); and (iv) any distribution or other payment by any Subsidiary or Unconsolidated Affiliate which is a partnership, limited liability company or joint venture or mezzanine lender and operated in the ordinary course of business.

“Revolving and Term Credit Agreement” means that certain Second Amended and Restated Credit and Term Loan Agreement dated as of even date herewith, among Borrower, Bank of America, N.A. as Administrative Agent, and the Lenders identified therein, as amended, restated or replaced from time to time.

“Sale-Leaseback Master Lease” shall mean a master lease entered into by a buyer of a Property, as lessor, and the seller of such Property, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Property after closing.

“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value of its total assets is in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless otherwise specified, all references herein to a Subsidiary shall refer to a Subsidiary of Borrower.

“Subsidiary Guarantor” means each Subsidiary Owner, each Subsidiary that is master leasing an Unencumbered Property from an Exchange Fee Titleholder, each Exchange Depositor, and any other Subsidiary that elects to become a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary Owner” means the Subsidiary that is the owner of the applicable Unencumbered Property, and the Exchange Depositor under a Delaware statutory trust that owns any applicable Unencumbered Property and is part of the Exchange Program.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.1.

“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount”.

“Term Loan Lender” means any Lender that holds Term Loans at such time.

“Term Loan Maturity Date” means February 27, 2022, or such later date to which the Term Loan Maturity Date may be extended pursuant to Section 2.12.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit F, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

“Titled Agent” has the meaning given that term in Section 12.9.

“Total Asset Value” means, as of the date of calculation, the aggregate, without duplication, of:  (i) the Property Value of all Properties (other than land assets and Assets Under Development) owned by any member of the Consolidated Group, any Exchange Property Owner or any Exchange Fee Titleholders; plus (ii) the Consolidated Group’s Pro Rata Share of the Property Value of Properties (other than land assets and Assets Under Development) owned by Unconsolidated Affiliates, or any Exchange Fee Titleholder; plus (iii) an amount equal to the Property Investment Value of each land asset and Asset Under Development owned by any member of the Consolidated Group, any Exchange Property Owner or any Exchange Fee Titleholder; plus (iv) an amount equal to the Consolidated Group Pro Rata Share of the Property Investment Value of each land asset and Asset Under Development owned by an Unconsolidated Affiliate, or any Exchange Fee Titleholder; plus (v) unrestricted cash and Cash Equivalents owned directly or indirectly by any member of the Consolidated Group, any Exchange Property Owner or any Exchange Fee Titleholder; plus (vi) the applicable Consolidated Group Pro Rata Share of unrestricted cash and cash equivalents owned directly or indirectly by Borrower or any Guarantor through an Unconsolidated Affiliate; plus (vii) Borrower’s and any Guarantor’s investments in First Mortgage Investments (based on current book value), Other Debt Investments (based on current book value), and Exchange Debt Investments (based on current book value) provided that no Exchange Debt Investment shall be included under this clause if it relates to an Exchange Property already included in the calculation of Total Asset Value ; plus (viii) Public REIT stocks and Public REIT Preferred Securities (based on current market value); plus (ix) an amount equal to the Consolidated Group Pro Rata Share of investments in First Mortgage Investments, Other Debt Investments, Exchange Debt Investments, Public REIT Stocks and Public REIT Preferred Securities owned by an Unconsolidated Affiliate (based on values as defined in (vii) and (viii) above) provided that no Exchange Debt Investment shall be included under this clause if it relates to an Exchange Property already included in the calculation of Total Asset Value; plus (x) proceeds due from transfer agent; plus (xi) the amount of all Eligible Cash 1031 Proceeds.  Notwithstanding the foregoing, Total Asset Value for any Lease-Up Property shall be determined based on 1) Property Investment Value until such Property has been owned by a member of the Consolidated Group, Exchange Property Owner or Exchange Fee Titleholder collectively for eight or more quarters, and 2) Alternative Value thereafter through the Lease-Up Termination Date.  Further, if the FMV Option for any Exchange Property owned by an Exchange Property Owner has expired, then for purposes of calculating Total Asset Value for such Exchange Property, only the pro rata share of the Property Value for such Exchange Property (corresponding to the pro rata share of the Exchange Beneficial Interests in such Exchange Property Owner or the tenant in common interests that are still owned by the Consolidated Group) for such Exchange Property shall be counted.  The adjustment above for utilizing the Alternative Value calculation shall be capped at 30% of Total Asset Value and any excess shall not constitute a default, but rather shall be based on clause (ii) of the definition of Property Value for covenant calculation purposes regardless of how long the Property has been owned.

“Total Indebtedness” shall mean, as of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis; plus (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Unconsolidated Affiliate (other than Indebtedness of such Unconsolidated Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Unconsolidated Affiliate which is also Recourse Indebtedness of a member of the Consolidated Group.

“Total Secured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness (excluding (i) the Obligations under the Loan Documents, (ii) obligations under Swap Contracts, (iii) completion and similar guarantees with respect to a construction loan facility (except to the extent that any member of the Consolidated Group has a secured recourse obligation with respect to such construction loan facility) and (iv) indemnity obligations relating to performance or surety bonds in the ordinary course of business) which is secured by a Lien on a Property, any ownership interests in any Subsidiary or Unconsolidated Affiliate or any other assets which had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred.  Such Indebtedness that is secured only with a pledge of ownership interests and is also recourse to the Borrower or any Guarantor shall not be treated as Total Secured Indebtedness.

“Total Secured Recourse Indebtedness” means, as of any date of determination, that portion of Total Secured Indebtedness with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs); provided that Indebtedness of a single-purpose entity (or any holding company or other entity which owns such single-purpose entity) which is secured by substantially all of the assets of such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) but for which there is no recourse to another Person beyond the single-purpose entity or holding company or other entity which owns such single-purpose entity (other than with respect to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs) shall not be considered a part of Total Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) and unsecured guarantees provided by Borrower or the Trust of mortgage loans to Subsidiaries or Unconsolidated Affiliates shall not be included in Total Secured Recourse Indebtedness.

“Total Unencumbered Property Pool Value” means, as of any date of calculation, the aggregate, without duplication, of: (a) the Unencumbered Property Values of all Unencumbered Properties (other than any that are Assets Under Development); plus (b) any unrestricted cash; plus (c) an amount equal to one hundred percent (100%) of the Property Investment Value of each Unencumbered Property that is an Asset Under Development; plus (d) an amount equal to one hundred percent (100%) of the then current book value of each First Mortgage Investment, provided that such First Mortgage Investment is not subject to any Liens or encumbrances and so long as the mortgagor with respect to such First Mortgage Investment is not delinquent thirty (30) days or more in any payment of interest or principal payments thereunder; plus (e) an amount equal to one hundred percent (100%) of the then current book value of each Exchange Debt Investment, provided that such Exchange Debt Investment is not subject to any Liens or encumbrances and so long as the Exchange Property Investor with respect to such Exchange Debt Investment is not delinquent thirty (30) days or more in any payment of interest or principal payments thereunder; plus (f) the amount of all Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Properties: provided that no more than thirty percent (30%) of Total Unencumbered Property Pool Value may be attributable in the aggregate to, (i) Assets Under Development, or (ii) Unencumbered Properties that are ground leased under Financeable Ground Leases (as opposed to being owned in fee simple by the Borrower or a Subsidiary Guarantor, or an Exchange Fee Titleholder). or (iii) Exchange Properties, or (iv) First Mortgage Investments, or (iv) Exchange Debt Investments, or (v) Unencumbered Properties (other than Exchange Properties) that are owned by Subsidiaries that are at least 90% but less than 100% owned (directly or indirectly) by Borrower with any such Unencumbered Properties that are not 100% owned comprising no more than ten percent (10%) of Total Unencumbered Property Pool Value, and provided further that no more than thirty percent (30%) of Total Unencumbered Property Pool Value may be attributable to utilizing Alternative Value calculations, and in either case any excess shall not constitute a default but rather shall be based on clause (ii) of the definition of Property Value for covenant calculation purposes regardless of how long the Property has been owned.

“Total Unsecured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which does not constitute Total Secured Indebtedness.  For the avoidance of doubt, the Obligations under the Loan Documents and currently payable obligations under Swap Agreements shall be included in Total Unsecured Indebtedness, and completion and similar Guarantees shall not be included in Total Unsecured Indebtedness.

“Trust” means Black Creek Diversified Property Fund Inc., the general partner of Borrower.

“Type” with respect to any Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest of $1,000,000 or more (valued as of the most recent quarterly financial statement), whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Unencumbered Asset Pool Leverage Ratio” means, for any period, Total Unsecured Indebtedness to Total Unencumbered Property Pool Value.

“Unencumbered Property” means a Property (other than an Exchange Property except as hereinafter provided) that is designated by the Borrower as an Unencumbered Property and:  (i) is completed and located in the continental United States  or, subject to the limitations in the definition of Total Unencumbered Property Pool Value, which is an Asset Under Development; (ii) is 100% owned in fee simple (or, subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, is ground leased pursuant to a Financeable Ground Lease) by the Borrower,  a wholly owned Subsidiary, an Exchange Fee Titleholder, or subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, a Subsidiary that is at least 90% owned directly or indirectly by Borrower provided no consent from a minority owner is required in order for the Borrower to cause a sale or refinancing of such Unencumbered Property, and so long as any such Subsidiary (whether or not wholly-owned) is a Guarantor (to the extent required by the Section entitled “Release of Guarantors”); (iii) is not subject to any Liens or encumbrances other than clauses (a), (b), (c), (d), (f), (j), (k), and (n) of the definition of Permitted Encumbrances; (iv) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any applicable Subsidiary Owner) which prohibits or limits the ability of the Borrower or any applicable Subsidiary Owner, as the case may be, to create, incur, assume or suffer to exist any Lien upon any Unencumbered Property or Equity Interests of such Subsidiary Owner, except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Indebtedness of the Borrower and such Subsidiary Owner not prohibited hereunder; (v) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any applicable Subsidiary Owner) which entitles any Person to the benefit of any Lien on such Property or the Equity Interests in such Subsidiary Owner or Exchange Fee Titleholder, or would entitle any Person to the benefit of any Lien on such Property or Equity Interests upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause) other than any agreement entered into in connection with the financing of such Property and the pledge of such Property as security for any financing pending the closing of such financing, provided that such Property shall cease to be an Unencumbered Property upon the closing of such financing; (vi) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any applicable Subsidiary Owner) which prohibits or limits the ability of the Borrower or such Subsidiary Owner or Exchange Fee Titleholder, as the case may be, to make pro rata Restricted Payments to Borrower or any applicable Subsidiary Owner of income arising out of such Property or prevents such Subsidiary Owner from transferring such Property (other than (x) any restriction with respect to a Property imposed pursuant to an agreement entered into for the sale or disposition of such Property pending the closing of such sale or disposition or in connection with a 1031 exchange, and (y) any restriction with respect to a Subsidiary Owner that owns such Property imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary Guarantor pending the closing of such sale or disposition); and (vii) is not the subject of any issues which would materially and adversely impact the operation of such Property.  No Property owned by a Subsidiary Owner shall be deemed to be an Unencumbered Property unless (a) both such Property and all Equity Interests of the

Subsidiary Owner held directly or indirectly by the Borrower are not subject to any Lien, (b) each intervening entity between the entity immediately below DCTRT Real Estate Holdco LLC and such Subsidiary Owner does not have any Indebtedness for borrowed money or, if such entity has any Indebtedness, such Indebtedness is unsecured, and (c) neither such Subsidiary Owner nor any intervening entity between the entity immediately below DCTRT Real Estate Holdco LLC and such Subsidiary Owner is subject to insolvency proceedings, unable to pay debts or subject to any writ or warrant of attachment.  A Property that is subject to an option to purchase shall not be disqualified by the requirement in clause (vi) from being an Unencumbered Property so long as the Property can be transferred subject to the rights of the optionee provided that if the option to purchase is for a fixed price as distinguished from a market price, the Unencumbered Asset Value for such Property shall be equal to the lesser of (x) the amount determined in accordance with the definition of Unencumbered Asset Value, or (y) the option price for such Property.  Notwithstanding the foregoing, Exchange Properties that are part of the Exchange Program may be included as Unencumbered Properties during the period of time that the Exchange Beneficial Interests or tenant in common interests are being marketed, such marketing period not to exceed 24 months, if all of the requirements set forth in this definition for an Unencumbered Property are met other than (A) the ownership percentage requirement (including without limitation the requirement set forth in clause (ii) of this definition), (B) the requirement that they not be Exchange Properties, (C) any requirement that the owner of such Property become a Subsidiary Guarantor (so long as the applicable Exchange Depositor and any applicable Subsidiary owning tenant in common interests that have not been sold is a Subsidiary Guarantor), (D) any requirement that the Unencumbered Property not be subject to any agreement which prohibits or limits the ability of the Borrower or any applicable Subsidiary Owner, as the case may be, to create, incur, assume or suffer to exist any Lien upon any Unencumbered Property; provided that (for the avoidance of doubt), with respect to Exchange Properties, the Equity Interests of the Subsidiary Owner shall not be subject to any agreement that prohibits or limits the ability of the Borrower or such Subsidiary Owner, as the case may be, to create, incur, assume or suffer to exist any Lien on such Equity Interests, or (E) any requirement set forth in clauses (a), (b) or (c) immediately above, except that for purposes of calculating unencumbered pool financial covenants, only the pro rata share of value and income (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are still owned by the Consolidated Group) shall be counted. Nothing herein shall prohibit an Unencumbered Property hereunder from constituting an unencumbered asset in connection with any other Indebtedness; provided that such Indebtedness is otherwise not prohibited pursuant to the terms of this Agreement.

“Unencumbered Property NOI” means, with respect to any Unencumbered Property for any period, the Net Operating Income for such Unencumbered Property for such period, less the applicable Capital Expenditure Reserve.  For purposes of calculating Unencumbered Property NOI for any Exchange Property that constitutes an Unencumbered Property, only the pro rata share of Unencumbered Property NOI (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are still owned by the Consolidated Group) shall be counted.  For purposes of calculating Unencumbered Property NOI for any other Unencumbered Property that is owned by a Subsidiary that is not wholly owned directly or indirectly by the Borrower, only the pro rata share of Unencumbered Property NOI (corresponding to the pro rata share of such Subsidiary that is owned by the Borrower) shall be counted.

“Unencumbered Property Value” means, for an Unencumbered Property, (i) with respect to any Unencumbered Property owned by the Borrower, any Subsidiary, any Exchange Fee Titleholder or any Exchange Property Owner (subject to the pro rata limitations applicable to Exchange Properties set forth below) collectively for less than eight full fiscal quarters, the current Property Investment Value for such Unencumbered Property; and (ii) with respect to any Unencumbered Property owned by the Borrower, any

Subsidiary, any Exchange Fee Titleholder or any Exchange Property Owner (subject to the pro rata limitations applicable to Exchange Properties set forth below) collectively for eight or more full fiscal quarters (other than an Asset Under Development), the greater of (A) Unencumbered Property NOI for such Unencumbered Property for the most recently completed fiscal quarter annualized divided by the Capitalization Rate and (B) zero and (iii) with respect to any Asset Under Development, the Property Investment Value. Notwithstanding the foregoing, Unencumbered Property Value for any Lease-Up Property shall be determined based on 1) Property Investment Value until such Property has been owned by a member of the Consolidated Group or Exchange Fee Titleholder (collectively) for eight or more quarters, and 2) Alternative Value thereafter through the Lease-Up Termination Date.  For purposes of calculating Unencumbered Property Value for any Exchange Property that constitutes an Unencumbered Property, only the pro rata share of Unencumbered Property Value (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are still owned by the Consolidated Group) shall be counted.  For purposes of calculating Unencumbered Property Value for any other Unencumbered Property that is owned by a Subsidiary that is not wholly owned directly or indirectly by the Borrower, only the pro rata share of Unencumbered Property Value (corresponding to the pro rata share of such Subsidiary that is owned by the Borrower) shall be counted.

“Unsecured Interest Coverage Ratio” means (i) Unencumbered Property NOI for all Unencumbered Properties plus interest income from unencumbered First Mortgage Investments and Exchange Debt Investments, divided by (ii) Unsecured Interest Expense in each case for the most recent quarter annualized.

“Unsecured Interest Expense” means, for any period without duplication, the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Unsecured Indebtedness, but excluding amortized financial related expenses.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.                                General; References to Central Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns.  The word “owned” when used with respect to a Property, shall include ownership of a leasehold estate pursuant to a Financeable Ground Lease. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable.

Section 1.3.                                Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents only the Consolidated Group Pro Rata Share of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II. CREDIT FACILITY

Section 2.1.                                Term Loans.

(a)                                 Making of Term Loans.  Subject to the terms and conditions hereof, each Term Loan Lender severally and not jointly agrees to make Term Loans to the Borrower on the Effective Date in the aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment. Upon a Lender’s funding of a Term Loan, the Term Loan Commitment of such Lender shall terminate as to the amount of such Term Loan. All unfunded Term Loan Commitments shall expire upon disbursement of the Term Loans on the Effective Date.  All Existing Term Loans remaining outstanding after the date hereof shall be deemed to have been funded pursuant hereto, and shall be subject to and governed by the terms and conditions hereof.

(b)                                 Requests for Term Loans.  Unless waived by the Administrative Agent, not later than 1:00 p.m. Central time at least 3 Business Days prior to the anticipated Effective Date, the Borrower shall give the Administrative Agent notice requesting that the Term Loan Lenders make the Term Loans on the Effective Date, and specifying the aggregate principal amount of Term Loans to be borrowed, the Type of the Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for the Term Loans.  Such notice shall be irrevocable once given and binding on the Borrower.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender.

(c)                                  Funding of Term Loans.  Each Term Loan Lender shall deposit an amount equal to the Term Loan to be made by such Term Loan Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 11:00 a.m. Central time on the Effective Date.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the such date, the proceeds of such amounts received by the Administrative Agent.  The Borrower may not reborrow any portion of the Term Loans once repaid.

(d)                                 Assumptions Regarding Funding by Lenders.  With respect to Term Loans made hereunder, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Term Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Term Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Term Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Term Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Term Loan with interest thereon, for each day from and including the date such Term Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Term Loan, the amount so paid shall constitute such Lender’s Term Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Term Loan to be made by such Lender.

Section 2.2.                                Rates and Payment of Interest on Loans.

(a)                                 Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii)                                  during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Laws).

(b)                                 Payment of Interest.  All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (x) with respect to any LIBOR Loan, on the last day of each Interest Period; provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, all accrued and unpaid interest on the outstanding principal amount of each such LIBOR Loan shall also be payable on the respective dates that fall every three (3) months after the beginning of such Interest Period, and (y) with respect to any Base Rate Loan, on the last Business Day of each March, June, September and December, and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)                                  Borrower Information Used to Determine Applicable Interest Rates.  The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Administrative Agent by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower, shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, for a period of 180 days, and this provision shall not in any way limit any of the Administrative Agent’s, or any Lender’s other rights under this Agreement.

Section 2.3.                                Number of Interest Periods.

There may be no more than three (3) different Interest Periods outstanding at the same time.

Section 2.4.                                Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

Section 2.5.                                Prepayments.

Subject to Section 5.4., the Borrower may prepay any Loan at any time subject to payment of applicable LIBOR breakage fees.  The Borrower shall give the Administrative Agent written notice of the prepayment of any Loan not later than 1:00 P.M. on the date of such prepayment.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $10,000,000 in excess thereof.

Section 2.6.                                Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central time on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7.                                Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists.  Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.  Each such Notice of Conversion shall be given not later than 11:00 a.m. Central time 3 Business Days prior to the date of any proposed Conversion.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be

Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8.                                Notes.

(a)                                 Notes.  Except in the case of a Term Loan Lender that has notified the Administrative Agent in writing that it elects not to receive a Term Note, the Term Loan made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.

(b)                                 Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9.                                Reserved.

Section 2.10.                         Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

Section 2.11.                         Request for Increase.

(a)                                 Notice of Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may make an election to request an increase in the total amount of Term Loans available to Borrower from all Lenders, provided that any individual increase shall not be less than $50,000,000 and the aggregate amount of all increases shall not exceed $200,000,000, provided, further, that, after giving effect to such increase, the amount of Term Loans available to Borrower from all Lenders shall not exceed $400,000,000 less the amount of any prepayments. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten

Business Days from the date of delivery of such notice to the Lenders) as to whether it intends to seek approval for increasing its Term Loans.

(b)                                 Lender Elections to Increase.  Each Lender may decline or elect to participate in such requested increase in the total amount of Term Loans of all Lenders in its sole discretion, and each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations. If the Total Credit Exposure of any Lenders is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase to the extent required under such Loan Party’s Organization Documents, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VII and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.11, the representations and warranties relating to financial statements shall be deemed to refer to the most recent statements furnished, and (B) no Default exists.  In addition, upon the reasonable request of any Lender participating in such increase made at least ten (10) days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Increase Effective Date and (y) at least five (5) days prior to the Increase Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered, to each Lender participating in such increase that so requests, a Beneficial Ownership Certification in relation to the Borrower The Borrower shall prepay any Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Term Loans of any Lender under this Section, and each Loan Party shall execute and deliver such documents or instruments as the Administrative Agent may require to evidence such increase in the Term Loans of any Lender and to ratify each such Loan Party’s continuing obligations hereunder and under the other Loan Documents, and shall pay such fees as may be due pursuant to the terms of the Fee Letters or subsequent fee letters if applicable.

Section 2.12.                         Extension of Term Loan Maturity Date.

(a)                                 Requests for Extension.  The Borrower may, up to two times by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than one hundred and twenty (120) days and not later than thirty (30) days prior to the Term Loan Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that the Existing Maturity Date be extended for an additional twelve month period from the Existing Maturity Date.

(b)                                 Conditions to Effectiveness of Extensions.  As a condition precedent to each such extension, the Borrower shall pay to Administrative Agent for the pro rata benefit of the Term Loan Lenders, an extension fee equal to (A) Extension Fee Percentage (as hereinafter defined) multiplied by (B) the outstanding principal balance of the Loans at the time of extension and deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) approving or consenting to such extension (and attaching resolutions adopted by such Loan Party approving or consenting to such extension to the extent required under such Loan Party’s Organization Documents) and (ii) in the case of the Borrower, certifying that, immediately before and after giving effect to such extension, (A) the representations and warranties contained in Article VII and the other Loan Documents are true and correct on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Section 7.11(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 9.1 and 9.2, (B) the Borrower is in compliance with all of the financial covenants set forth in Section 10.1, and (C) no Default exists.  As used herein, “Extension Fee Percentage” shall mean 0.10% (ten basis points) for the first extension and 0.15% (15 basis points) for the second extension.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.                                Payments.

(a)                                 Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.                                Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the making of Term Loans under Section 2.1.(a) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (b) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (c) each payment of interest on Term Loans shall be made for the account of the Term Loan Lenders, as applicable, pro rata in accordance with the amounts of interest on such Term Loans, as applicable, then due and payable to the respective Lenders; (d) the Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Sections 5.1.(c) and 5.5.) shall be made pro rata among the Term Loan Lenders, as applicable, according to the amounts of their respective Term Loans, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3.                                Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations owing to such Lender resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligation greater than the share thereof as provided in Section 3.2. or Section 11.5., as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations owing to the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with Section 3.2. or Section 11.5., as applicable; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.4.                                Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.                                Fees.

(a)                                 Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all fees then due and payable as have been agreed to in writing by the Borrower, the Arranger and the Administrative Agent in the Fee Letter or otherwise.

(b)                                 Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the applicable Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.                                Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.                                Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Laws and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Laws.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) through (iv).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.                                Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents,

and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.                                Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Laws:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i), the Borrower shall not be required to pay the remaining amount of any such Fee.

(d)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective pro rata shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)                                  Purchase of Defaulting Lender’s Commitment.  During any period that a Lender is a Defaulting Lender for which it has an unfunded Commitment, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5.(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10.                         Taxes.

(a)                                 Laws.  For purposes of this Section, the term “Laws” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Laws.  If any Laws (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Laws and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for, or paid such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.  The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or one or two originals if requested by the Borrower or the Administrative Agent) of a properly completed and executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              an electronic copy (or one or two originals if requested by the Borrower or the Administrative Agent) of a property completed and executed IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit [G]-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) two property completed and executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or one or two originals if requested by the Borrower or the Administrative Agent) of a properly completed and executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit [G]-2 or Exhibit [G]-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit [G]-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. ADDITION AND REMOVAL OF UNENCUMBERED PROPERTIES

Section 4.1.                                Addition of Unencumbered Properties.

The Borrower may at any time and from time to time designate additional Unencumbered Properties meeting the definition of an Unencumbered Property by providing an updated Schedule 7.1(s) and the appropriate Subsidiary Guarantees, at which time such additional Unencumbered Properties shall be included for purposes of determining the Borrower’s compliance with the financial covenants under Sections 10.1(f), (g) and (h) and the amount that may be borrowed hereunder.

Section 4.2.                                Removal of Unencumbered Properties.

The Borrower may at any time and from time to time remove Unencumbered Properties by providing an updated Schedule 7.1(s) reflecting which Properties will no longer constitute Unencumbered Properties; provided that in connection therewith the Borrower shall certify to the Administrative Agent that, following removal of such Unencumbered Property, the Borrower continues to comply with Sections 10.1(f), (g) and (h) and, provided Borrower complies with Sections 10.1(f), (g) and (h) and there is no Event of Default at such time, such Property shall no longer constitute an Unencumbered Property for purposes hereof.

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1.                                Additional Costs; Capital Adequacy.

(a)                                 Capital Adequacy.  If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  Each Lender agrees that, in the event that it submits any demand for payment under this Section 5.1(a) it shall, as part of making such demand, have made a good faith determination (which determination shall be conclusive), that it is concurrently making similar demands of other (but not necessarily all) customers similar situated.

(b)                                 Additional Costs.  If any Regulatory Change shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(ii)                                  subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) (each of the foregoing costs or reductions, “Additional Costs”) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such Additional Costs.  Each Lender agrees that any Additional Cost being asserted by Lender pursuant to this Section 5.1(b) shall be consistent with the costs being assessed against other (but not necessarily all) borrowers are similarly situated to Borrower.

(c)                                  Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d)                                 Notification and Determination of Additional Costs.  Each of the Administrative Agent, and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder.  The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Such certificate shall be prima facie evidence of the accuracy thereof. The Borrower shall pay the Administrative Agent and or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)                                  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.2.                                Alternate Rate of Interest.

(a)                                 Suspension of Adjusted LIBO Rate Loans.  Anything herein to the contrary notwithstanding, unless and until a Replacement Rate is implemented in accordance with clause (b) below, if, on or prior to the commencement of any Interest Period for a LIBOR Rate:

(i)                                     the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Requisite Lenders that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period.

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (or until a Replacement Rate is implemented in accordance with clause (b) below) (which it shall, in each case, do promptly upon becoming aware thereof), any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective.  Upon receipt of any such notice, the Borrower may revoke any pending request for a conversion to or continuation of Libor Loans or, failing that, will be deemed to have converted such request into a request for a comparison to a Base Rate Loan.

(b)                                 Replacement Rate.  Notwithstanding anything to the contrary in clause (a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error), that (i) the circumstances described in Sections 5.2(a) have arisen and that such circumstances are unlikely to be temporary, (ii)  any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (after consultation with the Borrower and as determined by the Administrative Agent giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate, for all purposes under the Loan Documents unless and until (A) an event described in Section 5.2(b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Requisite Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate.  In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.2(b).  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 13.6), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Requisite Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects).  To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).  Notwithstanding anything else herein, any definition of Replacement Rate shall provide that in no event shall such Replacement Rate be less than zero for purposes of this Agreement.

Section 5.3.                                Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine that any Laws have made it unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, provided Lender has made a similar determination with respect to similarly situated loans, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.                                Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine (which determination shall be prima facie evidence) shall be sufficient to compensate such Lender for any loss, cost or expense (but excluding loss of profit) attributable to:

(a)                                 any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 5.5.                                Treatment of Affected Loans.

(a)                                 If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2. or Section 5.3.

then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2., or Section 5.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1(c), Section 5.2. or Section 5.3. that gave rise to such Conversion no longer exist:

(i)                                     to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)                                  all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), Section 5.2. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6.                                Replacement of Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 5.1., and the Requisite Lenders are not also doing the same or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), 5.2 or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.7., or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, so long as there does not then exist any Default or Event of Default, demand that such Lender, and upon such demand such Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.5.(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10. or Section 5.1. and rights to indemnification under Section 13.9.) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.5.(b)(iv);

(ii)                                  such Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to the such Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, or any other amount as may be mutually agreed upon by such Lender and Eligible Assignee;

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 5.1. or payments required to be made pursuant to Section 3.10., such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with Applicable Law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver .

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.7.                                Change of Lending Office.

If any Lender requests compensation under Section 5.1., or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10., then such Lender shall (at the written request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.10. or Section 5.1., as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.8.                                Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under Section 5.4 shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under Section 5.4.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1.                                Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, as the making of a Loan, is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)                                     counterparts of this Agreement executed by each of the parties hereto;

(ii)                                  Term Notes executed by the Borrower, payable to each applicable Lender (excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.8.(a);

(iii)                               the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)                              an opinion of Bryan Cave Leighton Paisner LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and acceptable to the Administrative Agent;

(v)                                 the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified by the Secretary of State of the state of formation of such Loan Party (with respect to Borrower and the Trust Guarantor certified within the prior 75 days, and for all other Loan Parties certified as of a date acceptable to the Administrative Agent);

(vi)                              a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued within the prior 75 days by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued within the prior 75 days by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)                           a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(viii)                        copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)                              a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending September 30, 2018, taking into account the amount of the disbursement to be made on the Effective Date and the outstanding balance under the Revolving and Term Credit Agreement;

(x)                                 a Disbursement Instruction Agreement effective as of the Agreement Date;

(xi)                              the Fee Letter;

(xii)                           evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, pursuant to the terms hereof, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(xiii)                        Upon the reasonable request of any Lender made at least ten (10) days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Effective Date and at least five (5) days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

(xiv)                       such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b)                                 no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(c)                                  the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, required as of the Effective Date, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby as of the Effective Date without the occurrence of any material default under, conflict with or violation of (A) any Laws or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and

(d)                                 the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

Section 6.2.                                Conditions Precedent to All Loans.

In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1. as of the First Credit Event, the obligations of Lenders to make any Loans are subject to the further conditions precedent that:  (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article VI. have been satisfied, including those contained in the preceding sentence.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1.                                Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)                                 Existence, Qualification and Power.  Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, the conflict or breach of which under the foregoing clauses (i) and/or (ii) would reasonably be expected to have a Material Adverse Effect; or (c) violate any Law.

(c)                                  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except with respect to notices which have already been given or where the failure to obtain any of the foregoing would not have a Material Adverse Effect.

(d)                                 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

(e)                                  Financial Statements; No Material Adverse Effect.

(i)                                     The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Consolidated

Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(ii)                                  The unaudited consolidated balance sheets of the Consolidated Group dated September 30, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(iii)                               Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

(f)                                   Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 7.1(f), either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g)                                  No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(h)                                 Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property material to its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Unencumbered Property is subject to any Liens, other than Permitted Encumbrances.

(i)                                     Environmental Compliance.  The Borrower and its Subsidiaries normally conduct, prior to the acquisition of any Property, a customary review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on such Property, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)                                    Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(k)                                 ERISA Compliance.

(i)                                     Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by, or shall be timely submitted to, the Internal Revenue Service, and, to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii)                                  There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, nor violation of the fiduciary responsibility rules under ERISA with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iii)                               Except as would not be reasonably expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect of each Pension Plan, and no waiver of the minimum funding standards applicable to a Pension Plan has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(iv)                              Neither the Borrower nor, to the Borrower’s knowledge, any ERISA Affiliate, maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Effective Date, those listed on Schedule 7.1(k) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(v)                                 The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans.

(l)                                     Subsidiaries; Equity Interests.  As of the Effective Date, Schedule 7.1(l) sets forth the owners of outstanding Equity Interests in each Subsidiary Guarantor and such Equity Interests have been validly issued, are fully paid and nonassessable and are owned by the party shown on Schedule 7.1(l) free and clear of all Liens, other than Permitted Encumbrances.  A majority of the Equity Interests in Borrower are owned by the Trust.

(m)                             Margin Regulations; Investment Company Act.

(i)                                     The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(ii)                                  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act.

(n)                                 Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  The reports, financial statements, certificates and other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender (in each case other than projected financial information, other forward-looking information and information of a general economic or industry-specific nature) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that as to such written information supplied by third parties, the Borrower represents only that it has no actual knowledge of any material misstatement or material omission therein; provided further that, with respect to financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Administrative Agent or any Lender by the Borrower or any of its representatives (or on the Borrower’s or such representative’s behalf) in connection herewith (the “Projections”), the Borrower represents only that such Projections were prepared in good faith based upon assumptions believed to have been reasonable at the time such Projections were prepared (it being recognized that (i) actual results during the period or periods covered by any such Projections may differ from the projected or forecasted results and the differences may be material, and (ii) any such Projections are subject to the risks detailed in the public filings of the Trust, and the Borrower can give no assurance that the expectations can be obtained).  As of the Effective Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(o)                                 Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, with respect to all such non-compliance by all such Subsidiaries would not reasonably be expected to have a Material Adverse Effect.

(p)                                 Taxpayer Identification Number.  The Borrower’s true and correct U.S. taxpayer identification number is 20-2675640.

(q)                                 Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or are licensed to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to their respective businesses, except where the failure would not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no product, service, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except for any infringement that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.  To the best knowledge of the Borrower, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(r)                                    Anti-Corruption Laws and Sanctions.  None of the Borrower or any Subsidiary, or, to the knowledge of the Borrower, any of their respective directors, officers, employees, Affiliates or any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject of any Sanctions, (ii) has its assets located in a Sanctioned Country, (ii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iii) has violated any Anti-Money Laundering Law in any material respect.  Each of the Borrower and its Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with applicable Anti-Corruption Laws in all material respects.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, and their respective directors, officers and employees.

(s)                                   REIT Status.  The Trust is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Trust as a real estate investment trust.

(t)                                    Unencumbered Properties.  Schedule 7.1(s) hereto contains a complete and accurate description of Unencumbered Properties designated by the Borrower to constitute Unencumbered Properties hereunder as of the Effective Date and as supplemented from time to time in connection with the delivery of a Compliance Certificate pursuant to Section 9.3 hereof or as set forth in Section 4.1 or 4.2 and upon the inclusion or removal of a Property as an Unencumbered Property for purposes of the financial covenants contained in Section 10.1, including the entity that owns each Unencumbered Property.  With respect to each Property identified from time to time as an Unencumbered Property, Borrower hereby represents and warrants as follows except to the extent the failure to comply with any of the following would not have a material adverse effect on the value of the Unencumbered Property or to the extent disclosed in writing to the Lenders and approved by the Requisite Lenders (which approval shall not be unreasonably withheld):

(i)                                     No portion of any improvement on the Unencumbered Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower or the applicable Subsidiary, to the extent the same is available on commercially reasonable terms, has obtained and will maintain insurance coverage for flood and other water damage in the amount of the replacement cost of the improvements at the Unencumbered Property.

(ii)                                  To the Borrower’s knowledge, the Unencumbered Property and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws.

(iii)                               The Unencumbered Property is served by all utilities required for the current use thereof.  All utility service is provided by public utilities and the Unencumbered Property has accepted or is equipped to accept such utility service.

(iv)                              Except with respect to Assets Under Development, all public roads and streets necessary for service of and access to the Unencumbered Property for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

(v)                                 The Unencumbered Property is served by public water and sewer systems or, if the Unencumbered Property is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

(vi)                              Borrower is not aware of any material latent or patent structural defect in the Unencumbered Property.  The Unencumbered Property is free of damage and waste that would materially and adversely affect the value of the Unencumbered Property (other than any casualty loss being handled in accordance with the Loan Documents or condemnation proceedings being handled in accordance with Loan Documents) and is in adequate repair for its intended use.  The Unencumbered Property is free from material damage caused by fire or other casualty (other than any casualty loss being handled in accordance with the Loan Documents).  There is no pending or, to the actual knowledge of Borrower, threatened condemnation proceedings affecting the Unencumbered Property, or any material part thereof.

(vii)                           To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Property are in a condition and repair adequate for its intended use and, to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(viii)                        All improvements on the Unencumbered Property lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property, no such improvements encroach upon easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property and no improvements on adjoining properties encroach upon the Unencumbered Property or easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property.  All access routes that materially benefit the Unencumbered Property are available to Borrower or the applicable Subsidiary of the Borrower, constitute permanent easements that benefit all or part of the Unencumbered Property or are public property, and the Unencumbered Property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has any necessary permits for ingress and egress.

(ix)                              There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Property except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(x)                                 Each Unencumbered Property satisfies each of the requirements set forth in the definition of “Unencumbered Property”.

(xi)                              A breach of any of the representations and warranties contained in this Section 7.1(s) with respect to a Property shall disqualify such Property from being an Unencumbered Property for so long as such breach continues (unless otherwise approved by the Requisite Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Property results in a Default under one of the other provisions of this Agreement).

(u)                                 Solvency.  The Borrower is Solvent, and the Borrower, each other Loan Party, and the other members of the Consolidated Group, on a consolidated basis, are Solvent.

(v)                                 Affiliate Transactions.  Except as permitted by Section 10.9. or as otherwise set forth on Schedule10.9, none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(w)                               EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 7.2.                                Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and at and as of the date of the occurrence of each Credit Event (excluding a Credit Event under (b) or (c) of the definition hereof), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 8.1.                                Preservation of Existence and Similar Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.4 or with respect to a Subsidiary, where the failure would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 8.2.                                Compliance with Laws.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply with all Laws, including the obtaining of all Governmental Approvals, unless the Laws are being contested in good faith by governmental proceeding diligently pursued; in each case where the failure of which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers and employees.

Section 8.3.                                Maintenance of Property.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.4.                                Reserved.

Section 8.5.                                Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party to maintain with insurance companies not Affiliates of the Borrower that the Borrower reasonably believes to be financially sound and reputable, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with certificates of insurance then in effect, stating the names of the insurance companies, the amounts and premiums of the insurance, the dates of the expiration thereof and the properties of each Loan Party and each other Subsidiary and risks covered thereby.

Section 8.6.                                Payment of Taxes.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to do so would not have a Material Adverse Effect.

Section 8.7.                                Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Trust, Borrower or such Subsidiary, as the case may be.  The Borrower shall permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided the Borrower is given the opportunity to be present for such discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default exists the Borrower shall not be required to pay for such inspection.

Section 8.8.                                Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) to finance acquisitions unless prohibited under this Agreement; (b) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (c) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries, including, but not limited to debt refinancing, property acquisitions, new construction, renovations, capital expenditures, expansions, tenant improvement, leasing commissions, refinancing of existing lines, financing acquisition of Investments permitted hereunder, dividends, redemptions and closing costs and equity investments primarily associated with commercial real estate property acquisitions or refinancings. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to (i) refinance any commercial paper or (ii) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9.                                Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all tenants occupying, using or present on the Properties to comply, with all Environmental Laws, in each case where the failure to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, the failure of which could reasonably be expected to have a Material Adverse Effect.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws, the failure of which could reasonably be expected to have a Material Adverse Effect.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10.                         Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11.                         Intentionally Deleted.

Section 8.12.                         REIT Status.

The Trust shall use commercially reasonable efforts to maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13.                         Guarantors.

(a)                                 The Borrower shall cause each of its Subsidiaries that owns a Property that is included as an Unencumbered Property and so designated by Borrower for purposes of determining Borrower’s compliance with the financial covenants contained in this Agreement to execute and deliver to the Administrative Agent the Subsidiary Guaranty as required under Article IV above.  For any Property added to the pool of Unencumbered Properties after the date hereof (unless owned by an Exchange Fee Titleholder), Borrower shall cause the Subsidiary owning such Unencumbered Property to execute and deliver to the Administrative Agent, on or prior to the date that such Property is included as an Unencumbered Property for purposes of determining Borrower’s compliance with the financial covenants contained in this Agreement, a joinder in the Subsidiary Guaranty, together with supporting organizational and authority documents and opinions similar to those provided with respect to the Borrower and the initial Subsidiary Guarantors under Section 4.01.  If Borrower designates a Property that is owned by an Exchange Fee Titleholder to be included as an Unencumbered Property, then the Subsidiary of Borrower that is master leasing such Property shall execute a joinder to the Subsidiary Guaranty and shall be a Subsidiary Guarantor during the period of time that the exchange is pending.  If Borrower designates a Property that is owned by an Exchange Property Owner to be included as an Unencumbered Property during the period of time that the Exchange Beneficial Interests or tenant in common interests are being marketed, then the Exchange Depositor or the Subsidiary owning tenant in common interests that have not been sold, as the case may be, shall execute a joinder to the Subsidiary Guaranty and shall be a Subsidiary Guarantor during the period of time (not to exceed 24 months) during which the sale of Exchange Beneficial Interests or tenant in common interests is pending, but only for so long as such Property remains an Unencumbered Property.  For Unencumbered Properties owned by an Exchange Fee Titleholder, upon completion or termination of the reverse exchange, if Borrower desires the applicable Property to remain an Unencumbered Property, Borrower, or a Subsidiary of Borrower shall acquire all of the ownership interests of the Exchange Fee Titleholder or title to such Unencumbered Property and at such time the entity that was previously the Exchange Fee Titleholder, but has become a Subsidiary of the Borrower, or if fee title is acquired, the Subsidiary acquiring fee title will execute a joinder to the Subsidiary Guaranty and become a Subsidiary Guarantor, and the entity that had previously been master leasing such Property shall be automatically released from the Subsidiary Guaranty.

(b)                                 The Subsidiary Guarantors may be released at the request of the Borrower once the Borrower or the Trust receives investment grade ratings from two of S&P, Moody’s or Fitch, provided that such Subsidiary Guarantors are also released from any other unsecured debt or guaranties of Indebtedness. Following such release, any Subsidiary that (x) owns any property that is an Unencumbered Property and (y) has any outstanding recourse Indebtedness shall be required to be a Subsidiary Guarantor in order for such property to be treated as an Unencumbered Property.  In addition, once the Borrower or the Trust receives investment-grade ratings from two of S & P, Moody’s or Fitch, the Subsidiary or master lessee if such property is owned by an Exchange Fee Titleholder owning any Unencumbered Property shall no longer be required to be a Subsidiary Guarantor unless such entity has outstanding recourse indebtedness.

A Subsidiary Guarantor shall be automatically released from its obligations under the Subsidiary Guaranty if (i) there is no Event of Default (or event which, upon expiration of an applicable cure period, will become an Event of Default), and (ii) Borrower delivers an updated Compliance Certificate to Administrative Agent demonstrating compliance with all financial covenants contained in 10.1 and this Agreement without the inclusion of the Unencumbered Property owned by such Subsidiary (or Exchange Fee Titleholder if the Subsidiary Guarantor is the master lessee) in the calculation of Borrower’s compliance with any of the foregoing covenants pertaining to Unencumbered Properties, and representing and warranting that based on the information as of the end or the prior quarter, but without counting the Unencumbered Property owned by the Subsidiary Guarantor being released (or owned by the Exchange Fee Titleholder if the Subsidiary Guarantor being released is the master lessee) as an Unencumbered Property, Borrower will continue to comply with all of the financial covenants in this Agreement upon release of such Unencumbered Property and such Subsidiary Guarantor.  A Subsidiary that became a party to the Subsidiary Guaranty because it was master leasing a Property owned by an Exchange Fee Titleholder shall be released in accordance with Section 8.13(b) upon delivery of a joinder to the Subsidiary Guaranty by the Exchange Fee Titleholder once it becomes a Subsidiary of the Borrower, or an election by Borrower to cause such Property to cease to be an Unencumbered Property in accordance with the terms of this Agreement.  A Subsidiary that became a party to the Subsidiary Guaranty because it was an Exchange Depositor or a Subsidiary owning tenant in common interests that have not been sold with respect to an Exchange Property shall be released in accordance with Section 6.12 upon the earlier of the end of the marketing period described therein or 24 months, or an election by Borrower to cause such Property to cease to be an Unencumbered Property in accordance with the terms of this Agreement.  Subject to the foregoing, the Administrative Agent shall, from time to time, upon request from the Borrower, execute and deliver to the Borrower a written acknowledgement that a Subsidiary Guarantor has been released from its obligations under the Subsidiary Guaranty and the Lenders hereby authorize the Administrative Agent to deliver such acknowledgement.

Section 8.14.                         Investor Guaranties.

The Administrative Agent and the Lenders have agreed to accept from time to time, upon the request of Borrower, one or more Investor Guaranties.  No Investor Guarantor shall be a person with whom Administrative Agent or any Lender is prohibited by Applicable Law from doing business, and Borrower shall deliver such information as Administrative Agent may reasonably request to verify the foregoing.

Section 8.15.                         Notices.

Promptly notify the Administrative Agent and each Lender:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted in a Material Adverse Effect, including any of the following that has resulted in a Material Adverse Effect:  (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving the Borrower or any Subsidiary and any Governmental Authority (including, without limitation pursuant to anti-money laundering Laws); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect; and

(d)                                 of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 8.15 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 8.15(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1.                                Quarterly Financial Statements.

As soon as available, but in any event not later than 60 days after the close of each of the first three fiscal quarters and not later than 90 days after the close of the last fiscal quarter of any fiscal year, for the Consolidated Group, an unaudited internally prepared consolidated balance sheet as of the close of each such period and the related unaudited internally prepared consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer

Section 9.2.                                Year End Statements.

As soon as available, but in any event not later than 120 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by KPMG LLC or other independent certified public accountants of nationally recognized standing.

Section 9.3.                                Compliance Certificate.

Concurrently with any delivery of financial statements under Sections 9.1 and 9.2 above, a Compliance Certificate, substantially in the form of Exhibit H, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating whether the

Borrower is in compliance with Sections 10.1 and 10.8, including an update of Schedule 7.1(s) listing all of the Unencumbered Properties as of such date, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 9.2 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

Section 9.4.                                Other Information.

(a)                                 Concurrently with the quarterly financial statements required under Section 9.1 above, a schedule of the Unencumbered Properties comprising the Total Unencumbered Property Pool Value, summarizing total revenues, expenses, and Unencumbered Property NOI;

(b)                                 Promptly following any request thereafter, copies of all periodic and regular reports, registration statements (without exhibits unless expressly requested by Administrative Agent) and prospectuses and all amendments thereto filed by the Trust, the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Trust to its shareholders generally, as the case may be;

(c)                                  Within 30 days after the close of each fiscal year, annual projections (cash flow and operating income) for Borrower in a form and content reasonably acceptable to Administrative Agent.;

(d)                                 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Trust, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, pursuant to a reasonable and customary request from the Administrative Agent or any Lender;

(e)                                  Following any election to use the Ratings Based Pricing Grid, promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect; and

(f)                                   Promptly, upon each request, such information and documentation as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act and the Beneficial Ownership Regulation;

The Borrower may, in its sole discretion, satisfy its obligations under Sections 9.1 and 9.2 by filing with the SEC Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and such other reports on other forms as may be appropriate at such times and in accordance with the SEC’s rules and the instructions accompanying such forms.

Documents required to be delivered pursuant to Section 9.1 or Section 9.2 or Section 9.4(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Schedule 9.4; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.5.                                Electronic Delivery of Certain Information.

(a)                                 Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply (i) to notices to any Lender pursuant to Article II (provided such notices may be by e-mail) and (ii) if any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications (provided that no such notice shall be given or effective as to e-mail notices).  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications; provided that it is agreed by all parties hereto that e-mail notices are acceptable.  Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient; provided that e-mail notices shall be effective when transmitted.  Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)                                 Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6.                                Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials that are not Public Information as “Private Information” or “Confidential”.  For purposes of this Section 9.6 the term “Public Information” shall mean Information Materials that are available to the public with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws.

Section 9.7.                                USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender may from time-to-time reasonably request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such reasonable request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 10.1.                         Financial Covenants.

(a)                                 Consolidated Tangible Net Worth.  The Borrower shall not permit Consolidated Tangible Net Worth as of the last day of any fiscal quarter to be less than $642,649,000 plus seventy percent (70%) of the aggregate proceeds received by the Borrower or the Trust (net of reasonable related fees and expenses and net of any redemption of shares, units or other ownership interests in Borrower or the Trust during such period) in connection with any offering of stock or other equity after September 30, 2018.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.5 to 1.0 as of the last day of any fiscal quarter, determined based on information for the most recent quarter annualized.

(c)                                  Consolidated Leverage Ratio. The Borrower shall not permit Consolidated Leverage Ratio to be more than sixty percent (60%) as of the last day of any fiscal quarter, provided that the Consolidated Leverage Ratio may increase to up to sixty five percent (65%) for up to four (4) consecutive quarters commencing with the fiscal quarter immediately following a Material Acquisition.

(d)                                 Total Secured Indebtedness.  The Borrower shall not permit Total Secured Indebtedness to exceed forty-five percent (45%) of Total Asset Value as of the last day of any fiscal quarter; provided, that the maximum percentage shall increase to fifty percent (50%) for up to four consecutive quarters commencing with the fiscal quarter immediately following a Material Acquisition.

(e)                                  Secured Recourse Indebtedness.  The Borrower shall not permit Total Secured Recourse Indebtedness to exceed ten percent (10%) of Total Asset Value as of the last day of any fiscal quarter, excluding recourse associated with interest rate hedges.

(f)                                   Unsecured Interest Coverage Ratio The Borrower shall not permit the Unsecured Interest Coverage Ratio to be less than 2.0 to 1.0 at any date of determination.

(g)                                  Maximum Unencumbered Asset Pool Leverage Ratio.  The Borrower shall not permit the Unencumbered Asset Pool Leverage Ratio at any date of determination to be more than sixty percent (60%), provided that the maximum percentage increase to 65% for up to four consecutive quarters commencing with the fiscal quarter immediately following a Material Acquisition.

(h)                                 Unencumbered Property Pool Criteria.  The Borrower shall comply with the following requirements regarding Unencumbered Properties:

(i)                                     There must be a minimum of $100,000,000 in Total Unencumbered Property Pool Value at all times;

(ii)                                  There must be at least ten (10) Unencumbered Properties;

(iii)                               No single Unencumbered Property shall account for more than twenty five percent (25%) of Total Unencumbered Property Pool Value except that with respect to any Property leased to tenant(s) with an Investment Grade Rating, any such Property may account for up to thirty percent (30%) of Total Unencumbered Property Pool Value;

(iv)                              The percentage of Total Unencumbered Property Pool Value attributable to Unencumbered Property NOI from a single tenant shall not exceed thirty percent (30%) if the tenant has an Investment Grade Rating (or another comparable tenant reasonably approved by the Requisite Lenders for treatment as an investment grade tenant for the purpose of this provision) and twenty percent (20%) for all other tenants.

(v)                                 No single metropolitan statistical area shall comprise more than thirty-five percent (35%) of the aggregate Unencumbered Property NOI for all Unencumbered Properties.

(vi)                              The percentage of the Total Unencumbered Property Pool Value attributable to unencumbered First Mortgage Investments shall not exceed twelve and one-half percent (12.5%).

(vii)                           The Total Unencumbered Property Pool Value attributable to Exchange Debt Investments shall not exceed twelve and one half percent (12.5%).

(viii)                        The Total Unencumbered Property Pool Value attributable to Exchange Properties shall not exceed fifteen percent (15%).

Any amounts in excess of the limitations. above (other than clauses (i) and (ii)) shall be disregarded for purposes of determining Total Unencumbered Property Pool Value and Unencumbered Property NOI, but shall not constitute a Default hereunder.

(i)                                     Exchange Properties; Exchange Fee Titleholders.

For purposes of calculation of the applicable financial covenants set forth in Section 10.1 the Borrower and its Subsidiaries shall be given credit for Exchange Properties and properties held by an Exchange Fee Titleholder pursuant to an exchange that qualifies, qualified or is intended to qualify as a reverse exchange under Section 1031 of the Code (including in the event any such property is subject to a mortgage in favor of, or for the benefit of, the Borrower or any of its Subsidiaries) as described herein.

Section 10.2.                         Intentionally Deleted.

Section 10.3.                         Intentionally Deleted.

Section 10.4.                         Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Person may merge or consolidate with or into (i) the Borrower or the Trust, provided that the Borrower or the Trust, as applicable, shall be the continuing or surviving Person and there is no Change of Control, or (ii) any one or more other Subsidiaries, including newly formed Subsidiaries, provided that when any Subsidiary Guarantor is merging or consolidating with or into another Subsidiary that is not a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may dissolve or liquidate, or Dispose of any, all or substantially all of its assets (upon voluntary liquidation or otherwise), and Borrower may Dispose of any or all of its Equity Interests in any Subsidiary, provided that if such Subsidiary owns a Property that had been included as an Unencumbered Property, and the Property Value of such Property together with the Property Value of any other Unencumbered Properties being sold in the same or related transactions is $50,000,000 or more, Borrower must provide an updated Compliance Certificate as a condition to the dissolution, liquidation, or Disposition being permitted hereby, demonstrating that Borrower is in compliance with all of its covenants without including such Property as an Unencumbered Property; and

(c)                                  Borrower or Trust may enter into a merger in which such entity is the survivor.

Section 10.5.                         Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of Department of Labor regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6.                         Intentionally Omitted.

Section 10.7.                         Intentionally Omitted.

Section 10.8.                         Restricted Payments.

The Borrower shall not make any Restricted Payments without the consent of the Requisite Lenders at any time during which an Event of Default (other than an Event of Default under clause (c) of Section 11.1) is continuing, except to the extent necessary for the Trust to maintain its status as a real estate investment trust.

Section 10.9.                         Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, sell, lease or otherwise transfer any material property or assets to, or purchase, lease or otherwise acquire any material property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on material terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments not prohibited by Section 10.8 and (d) pursuant to each of the agreements listed on Schedule 10.9 attached hereto together with any amendment, modification, renewal, replacement or similar agreement entered into on terms which are not materially less favorable (taken as a whole) to the Borrower or the Trust than the agreements set forth on Schedule 10.9

Section 10.10.                  Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary and shall use commercially reasonable efforts not to permit any tenant to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment, in each case to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.11.                  Intentionally Deleted.

Section 10.12.                  Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any of its of their respective directors, officers, employees and agents to, use any proceeds of the Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any Loan Party.

Section 10.13.                  Investments.

Borrower shall not make any Investments other than commercial Properties, Cash Equivalents, deposit accounts and securities accounts (and investments in Subsidiaries that own such Investments) maintained in the ordinary course of business, except that an aggregate 30% of Total Asset Value, subject to individual limits set forth below, may be invested in the following categories of assets (and investments in Persons that own such assets):

(a)                                 Ownership of unimproved land on which no material improvements have been commenced up to 5% of Total Asset Value;

(b)                                 Ownership of Assets Under Development (which for this purpose shall be the book value plus the budgeted cost to complete) up to 10% of Total Asset Value;

(c)                                  Ownership of First Mortgage Investments and Other Debt Investments up to 12.5% of Total Asset Value;

(d)                                 Exchange Debt Investments up to 12.5% of Total Asset Value;

(e)                                  Investments in Unconsolidated Affiliates (including real estate funds or privately held companies) up to 15% of Total Asset Value; and

(f)                                   Investments in Public REIT Securities up to 10% of Total Asset Value.

In the event that any Investments exceed the maximum amounts set forth above, such excess Investments shall not constitute an Event of Default but shall be excluded from the calculation of the financial covenants in Section 10.1.

Section 10.14.                  Change in Nature of Business.

Borrower shall not engage to any material extent in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

ARTICLE XI.  DEFAULT

Section 11.1.                         Events of Default.

Each of the following shall constitute an Event of Default:

(a)                                 Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after written notice of such failure, any other amount payable hereunder or under any other Loan Document.

(b)                                 Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 8.1 (with respect to the Borrower’s existence), 10.1, 10.4, 10.8, 10.9, 10.13 or 10.14 or the Borrower fails to perform or observe any term, covenant or agreement contained in Section 8.8 and such failure continues for 15 days after Borrower’s knowledge of such failure.

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice from the Administrative Agent provided that such period shall be extended for up to an additional 30 days so long as such breach is reasonably susceptible of cure within such additional period and the Borrower diligently and in good faith continues to attempt to cure such breach.

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered by or on behalf of the Borrower or any other Loan Party pursuant to the requirements contained herein, shall be materially incorrect or materially misleading when made or deemed made.

(e)                                  Cross-Default.  Any event or condition occurs that constitutes an Event of Default under Borrower’s Revolving and Term Credit Agreement or that results in any other Material Indebtedness becoming due prior to its scheduled maturity or an event or condition has occurred at the time of the determination of default under this clause (e) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (e)

shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding.

(g)                                  Inability to Pay Debts; Attachment.  (i) The Borrower or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.

(h)                                 Judgments.  There is entered against the Borrower or any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise is not in effect, but only if Borrower or the applicable party has not paid such judgment or otherwise set aside such judgment within 30 days after the commencement of enforcement proceedings.

(i)                                     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which when taken together with all other ERISA Events that have occurred has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000.

(j)                                    Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(k)                                 Change of Control. There occurs any Change of Control.

Section 11.2.                         Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                 Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments, shall all immediately and automatically terminate.

(ii)                                  Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Laws.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Laws.

(d)                                 Appointment of Receiver.  To the extent permitted by Laws, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 11.3.                         Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1.(f), the Commitments shall immediately and automatically terminate.

Section 11.4.                         Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued

in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5.                         Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3.) under any of the Loan Documents in respect of any Obligations shall be applied in the following order and priority:

(a)                                 to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(b)                                 to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)                                  to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)                                 to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them; and

(e)                                  the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Laws.

Section 11.6.                         Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Laws, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of all Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences.  The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.7.                         Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.8.                         Rights Cumulative.

(a)                                 Generally.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Laws.  In exercising their respective rights and remedies the Administrative Agent, the Lenders may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)                                 Enforcement by Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 13.3. (subject to the terms of Section 3.3.), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. THE ADMINISTRATIVE AGENT

Section 12.1.                         Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Laws.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Laws.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2.                         Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender under this Agreement and any other Loan Document, as the case may be, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to Lenders.  Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the Lenders.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3.                         Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such.  The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.6.(c).

Section 12.4.                         Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5.                         Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its Related Parties:  (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6.                         Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out of pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out of pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7.                         Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan

Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties.  Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.8.                         Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (but in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate of a Defaulting Lender); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative

Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents arising after the effective date of such assignment. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9.                         Titled Agents.

Each of the Arrangers, the Syndication Agent and the Documentation Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10.                  Intentionally Omitted.

ARTICLE XIII. MISCELLANEOUS

Section 13.1.                         Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Black Creek Diversified Property Operating Partnership LP
518 17th Street

Suite 1700

Denver, CO 80202

Attention:  Lainie Minnick, Chief Financial Officer
Telecopier:  (303) 577-9797
Telephone:  (303) 597-0432

With a copy to:

Black Creek Diversified Property Operating Partnership LP

518 17th Street

Suite 1700

Denver, CO 80202

Attention: Josh Widoff

Telecopier: (303) 869-4602

Telephone: (303) 597-0483:

If to the Administrative Agent:

Wells Fargo Bank, National Association
10 South Wacker Drive
Chicago, IL 60606
MAC N8405-321
Attn:        Craig V. Koshkarian, Vice President,

Commercial Real Estate - REIT Finance Division

Telecopier:  (312) 345-7666

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9300-091
600 South 4th Street, 9th Floor
Minneapolis, Minnesota 55415
Attn:  Kirby D. Wilson
Telecopier: (866) 595-7863
Telephone: (612) 667-6009:

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) when delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications from the Borrower to the Administrative Agent, or any Lender under Article II. shall be effective only when actually received.  None of the Administrative Agent, or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2.                         Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Document and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including and limited to the fees, charges and disbursements of one outside counsel for the Administrative Agent and the Lenders; provided, that in the event of a conflict between such outside counsel and the Administrative Agent or any Lender, the reasonable and documented fees, charges and disbursements of one additional outside counsel engaged in respect of such conflict shall be paid by the Borrower, (c) to pay, and indemnify and hold harmless the Administrative Agent, and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery by any Loan Party of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3.                         Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Laws and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent, or any Lender, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent, or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4.                         Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                 EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY LAWS, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAWS, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)                                  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  SHOULD SUCH PARTY FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, SUCH PARTY SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)                                 THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5.                         Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment or in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in the immediately preceding subsection (A), the principal outstanding balance of the Term Loan subject to such assignment (in each case,

determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $1,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment or any unfunded Term Loan Commitments if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate, provided that the existing Notes are surrendered to the Borrower in connection therewith.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding Company, investment vehicle or trust for, as owned and operated for the primary benefit of a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.9. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, but with five (5) days prior notice (unless an Event of Default exists) to the Borrower and the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Administrative Agent shall have no responsibility for monitoring the notice requirement set forth above in this provision. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.13.(b), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 5.1., 5.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6. with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)                                  USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6.                         Amendments and Waivers.

(a)                                 Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any material terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)                                 Additional Lender Consents.  In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)                                     increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)                                  reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for (x) the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate” and (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii)                               reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)                              modify the definition of “Term Loan Maturity Date”, or except as expressly provided in (b)(ii) above otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender;

(v)                                 modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2. without the written consent of each Lender;

(vi)                              amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(vii)                           modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Term Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term Loan Lender; or

(viii)                        release any Guarantor from its obligations under the Guaranty (except as contemplated by Section 8.13.(b) or any specific provision of the Loan Documents) without the written consent of each Lender.

(c)                                  Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d)                                 Technical Amendments.  Notwithstanding anything to the contrary in this Section 13.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend or waive such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 13.7.                         Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  None of the Administrative Agent, or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  None of the Administrative Agent, or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.8.                         Confidentiality.

The Administrative Agent, and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure:  (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Laws; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source which is not known to be bound by any confidentiality obligation other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (h) of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to any other party hereto; (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; and (k) with the consent of the Borrower.  Notwithstanding the foregoing, the Administrative Agent and each Lender may in writing disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender not targeted at Borrower or any other Loan Party targeted at Borrower or any other Loan Party or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9.                         Indemnification.

(a)                                 The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.10), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent or the co-lead arrangers in their capacities as such).

(b)                                 If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Laws.

(c)                                  The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10.                  Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full.  The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 5.1., 5.4., 12.6., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11.                  Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12.                  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13.                  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.14.                  Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.15.                  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16.                  Limitation of Liability.

None of the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.17.                  Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.  There are no oral agreements among the parties hereto.

Section 13.18.                  Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 13.19.                  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 13.20.                  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21.                  Restatement.

This Agreement amends and restates in its entirety the Credit Agreement dated as of February 27, 2015, among Borrower, Administrative Agent, and the Lenders identified herein.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Black Creek Diversified Property Fund Inc.,
a Maryland corporation, its general partner

	By:	/s/ Lainie Minnick
	Name:	Lainie Minnick
	Title:	Managing Director, Chief Financial Officer and Treasurer

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Black Creek Diversified Property

Operating Partnership LP]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Kevin A. Stacker
Name:	Kevin A. Stacker
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Black Creek Diversified Property

Operating Partnership LP]

REGIONS BANK, as Syndication Agent and as a Lender

By:	/s/ Ghi Gavin
Name:	Ghi Gavin
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Black Creek Diversified Property

Operating Partnership LP]

CAPITAL ONE, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Elizabeth Dove
Name:	Elizabeth Dove
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Black Creek Diversified Property

Operating Partnership LP]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Dennis Szczesuil
Name:	Dennis Szczesuil
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Black Creek Diversified Property

Operating Partnership LP]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Katherine Davidson
Name:	Katherine Davidson
Title:	Director